Exhibit 8.1

May 21, 2015

Nielsen Holdings Limited

AC Nielsen House

London Road

Oxford

Oxfordshire, OX3 9RX

United Kingdom

Re:	Nielsen Migration

Ladies and Gentlemen:

We have acted as counsel to Nielsen N.V., a Dutch company (“Nielsen-Netherlands”), and Nielsen Holdings Limited, an English private limited company (which will register as a public limited company to be named “Nielsen Holdings plc” prior to and in connection with the merger (“Nielsen-UK”)), in connection with the Common Draft Terms of the Cross-Border Legal Merger, dated as of March 26, 2015 (including the exhibits thereto, the “Merger Proposal”), by and among Nielsen-Netherlands and Nielsen-UK, pursuant to which Nielsen-Netherlands shall be merged with and into Nielsen-UK (the “Merger”), with Nielsen-UK continuing as the surviving entity on the terms and conditions set forth therein. For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Proposal. This opinion is being delivered in connection with the filing of the registration statement on Form S-4 (Registration No. 333-202313) (as amended, the “Registration Statement”) filed by Nielsen-UK with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed transactions pursuant to the Merger Proposal.

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We have examined (i) the Merger Proposal, (ii) the Registration Statement and (iii) the representation letters of Nielsen-Netherlands and Nielsen-UK delivered to us for purposes of this opinion (the “Representation Letters”). In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering such opinion, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the Merger Proposal, (ii) the statements concerning the Merger set forth in the Merger Proposal and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the Merger, (iii) the Merger is a statutory merger effected pursuant to articles 2:309 et seq. and 2:333b et seq. of the Dutch Civil Code and regulation 2 of the UK Companies (Cross-Border Mergers) Regulations 2007, both implementing the European Cross-Border Mergers Directive (Directive 2005/56/EC), (iv) the Merger meets the requirements of United States Treasury Regulations Section 1.368-2(b)(1)(ii), (v) the representations made by Nielsen-Netherlands and Nielsen-UK in their respective

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Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the Merger and (vi) any representations made in the Merger Proposal or the Representation Letters “to the knowledge of”, or based on the belief of Nielsen-Netherlands and Nielsen-UK or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the Merger, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Proposal.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we are of the opinion that the statements made in the Registration Statement under the caption “Material Tax Considerations Relating to the Merger—U.S. Federal Income Tax Considerations,” insofar as they purport to constitute summaries of matters of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

We do not express any opinion herein concerning any law other than the federal income tax law of the United States.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement, and to the references to our firm in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP SIMPSON THACHER & BARTLETT LLP